UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 12, 2018 (July 10, 2018)
Diversicare Healthcare Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-12996	62-1559667
(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
1621 Galleria Boulevard Brentwood, TN 37027-2926
(Address of principal executive offices)
(615) 771-7575
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, Kelly Gill retired as Chief Executive Officer of the Company, effective July 6, 2018. Mr. Gill has also retired from the Company’s Board of Directors. In connection with his resignation, the Company and Mr. Gill entered into a Separation Agreement effective July 10, 2018 memorializing the terms of his separation of employment (the “Separation Agreement”). The Separation Agreement provides for Mr. Gill to provide general operational and relationship consulting services as a consultant for at least three months. The Separation Agreement also provides that, in consideration for Mr. Gill’s release of claims against the Company and its affiliates and his post-employment covenants set forth in the Separation Agreement, Mr. Gill will be entitled to receive separation benefits as provided in the Separation Agreement. Mr. Gill may revoke the Separation Agreement for a period of seven days after July 10, 2018, the date Mr. Gill executed the Separation Agreement. The Separation Agreement shall not become effective or enforceable until the seven-day revocation period has ended.

As previously announced James R. McKnight, Jr. was appointed Chief Executive Officer of the Company, effective July 6, 2018. In addition, Mr. McKnight was appointed to the Board of Directors to fill the vacancy left by Mr. Gill, effective July 11, 2018.

In connection with Mr. McKnight’s appointment as Chief Executive Officer of the Company, the Board approved an increase in Mr. McKnight’s salary to $450,000. In addition, the Board also approved an increase in the salary of Leslie D. Campbell, the Company’s Chief Operating Officer, to $375,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIVERSICARE HEALTHCARE SERVICES, INC.

By: /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Executive Officer

Date:    July 12, 2018